                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                          ---------------------------

                                  SCHEDULE 13G


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)



                           ASI SOLUTIONS INCORPORATED
                           --------------------------
                                (Name of Issuer)


                    Common Stock, Par Value $0.01 Per Share
                    ---------------------------------------
                         (Title of Class of Securities)


                                   00000206F1
                                   ----------
                                 (CUSIP Number)

                                   SCHEDULE 13G
-----------------------                                  ---------------------
  CUSIP NO. 00000206F1                                      PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Eli Salig

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

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                          SOLE VOTING POWER
                     5
     NUMBER OF            1,176,824

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,176,824
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,176,824

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10                                                                  [_]


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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11
      18.3%

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      TYPE OF REPORTING PERSON*
12
      IN

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----------------------                              ----------------------
CUSIP NO.  00000206F1            13G                  PAGE 3 OF 5 PAGES
----------------------                              ----------------------

ITEM 1 (A).  NAME OF ISSUER


                         ASI Solutions Incorporated
                 -----------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES


                           780 Third Avenue, New York, New York 10017
                  ----------------------------------------------------------


ITEM 2(A).  NAME OF PERSON FILING


-                          Eli Salig
                  ----------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE


         ASI Solutions Incorporated, 780 Third Avenue, New York, New York 10017
         ----------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP


                          United States
                  ----------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES


                           Common Stock, Par Value $0.01 Per Share
                  ----------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER


                           00000206F1
                  ----------------------------------------------------------



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS FILING IS A:


          Not applicable

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CUSIP NO.  00000206F1            13G                  PAGE 4 OF 5 PAGES
----------------------                              ----------------------


ITEM 4.  OWNERSHIP


 (a) Amount beneficially owned:   1,176,824

 (b) Percent of class:   18.3%

 (c) Number of shares as to which such person has:


   (i) sole power to vote or to direct the vote:   1,176,824

   (ii) shared power to vote or to direct the vote:   0

   (iii)  sole power to dispose or to direct the disposition of :   1,176,824

   (iv) shared power to dispose or to direct the disposition of :   0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                     Not applicable
                     --------------

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITIES BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

               Not applicable

ITEM 10.    CERTIFICATION

          Not applicable

----------------------                              ----------------------
CUSIP NO.  00000206F1            13G                  PAGE 5 OF 5 PAGES
----------------------                              ----------------------

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as of December 31, 1997.





Dated:     5/20/98                 By:     /s/ Eli Salig
      -----------------                ----------------------------------
                                   Name: Eli Salig
                                   Title:  President and Chief Operating
                                           Officer of ASI Solutions Incorporated